Exhibit 10.1

MANPOWER INC.

SENIOR MANAGEMENT

PERFORMANCE-BASED DEFERRED

COMPENSATION PLAN

Effective February 18, 2004

MANPOWER INC.

SENIOR MANAGEMENT

PERFORMANCE-BASED DEFERRED COMPENSATION PLAN

ii

MANPOWER INC.

SENIOR MANAGEMENT

PERFORMANCE-BASED DEFERRED COMPENSATION PLAN

ARTICLE I

General Provisions

Section 1. Purpose of the Plan. The Plan is hereby established and maintained for the benefit of Company Executives who are members of a “select group of management or highly compensated employees” within the meaning of Section 301(a)(3) of ERISA, in order to provide Company Executives with certain performance-based deferred compensation benefits. The Plan is an unfunded deferred compensation plan that is intended to qualify for the exemptions provided in, and shall be implemented and administered in a manner consistent with, Sections 201, 301 and 401 of ERISA.

The Plan has several key objectives:

(a) to reinforce the Company’s short-term and long-term business strategy;

(b) to focus Company Executives on shareholder value creation;

(c) to reward Company Executives for performance and provide opportunities to earn significant rewards for outstanding performance; and

(d) to enable the Company to attract, retain and motivate Company Executives.

Section 2. Overview of the Plan. The Plan is intended to focus Company Executives on achievement of certain annual operating goals, shareholder value creation, and execution of the Company’s business strategy over the longer term by aligning Company Executives’ interests with shareholders’ interests.

The Plan encourages and focuses Company Executives on shareholder value creation. Shareholder value is defined as sustained improvement in the Company’s Common Stock price over time. The Company can create shareholder value through both short-term and long-term operating performance and growth.

Under the Plan, incentives for improvement of operating performance are focused on improving Earnings Per Share and Economic Profit of the Company. At the beginning of each Plan Year, Earnings Per Share and Economic Profit goals for such Plan Year are established for Participants by the Compensation Committee. Deferred compensation benefits may be earned by Participants for the Plan Year based on the Company’s attainment of these goals. Growing Earnings Per Share is one element of improving the Company’s operating performance. Economic Profit is also an essential measure to use as a benchmark for the Company because it is an all-inclusive measure that captures both earnings growth and management of capital costs. In addition, Economic Profit is highly correlated with shareholder value creation.

The Plan provides for deferred compensation benefits to be determined shortly after the end of each Plan Year based on achievement of the goals established at the beginning of the Plan Year. In connection with the establishment of the goals, each Participant is assigned threshold, target, and outstanding deferred compensation benefit opportunity levels.

Section 3. Definitions.

(a) “Account” means, as to any Participant, the separate bookkeeping account maintained by the Company in order to reflect the Participant’s interest in the Plan and to record the Awards credited to the Participant pursuant to Section 5 of Article II, and any adjustments thereto.

(b) “Alternate Payee” means any spouse, former spouse, child or other dependent (within the meaning of Section 152 of the Code) of a Participant who is recognized by a Qualified Domestic Relations Order (as defined in Section 1 of Article V) as having a right to receive any immediate or deferred payment from a Participant’s Account under this Plan.

(c) “Award” means any deferred compensation benefits awarded to a Participant under the Plan.

(d) “Base Compensation” means the amount of a Participant’s basic or regular rate of remuneration paid to the Participant by the Company or any other member of the Manpower Group (in the course of any such employer’s trade or business) during the Plan Year, including the amount of remuneration that is otherwise excludable from the gross income of the Participant under a salary reduction agreement by reason of the application of Section 125, 132(f), 401(k) or 402(e)(3) of the Code, but excluding the amount of any overtime, bonuses or incentive pay, and any stock options, restricted stock, performance shares or any other equity awards paid for such period.

(e) “Beneficiary” means the person(s) entitled to receive benefits under the Plan, in accordance with Section 5 of Article IV, upon a Participant’s death.

(f) “Board of Directors” means the Board of Directors of the Company, as from time to time constituted.

(g) “Change of Control” means the first to occur of the following:

(i) the acquisition (other than from the Company), by any person (as defined in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of beneficial ownership (within the meaning of Exchange Act Rule 13d-3) of more than fifty percent (50%) of the then outstanding shares of Common Stock of the Company or voting securities representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; provided, however, no Change of Control shall be deemed to have occurred as a result of an acquisition of shares of Common Stock or voting securities of the Company (A) by the Company, any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, or (B) by any other corporation or other entity with respect to which, following such acquisition, more than sixty percent (60%) of the outstanding shares of the common stock, and voting securities representing more than sixty percent (60%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of such other corporation or entity are then beneficially owned, directly or indirectly, by the persons who were the Company’s shareholders immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Company’s then outstanding Common Stock or then outstanding voting securities, as the case may be; or

(ii) the consummation of any merger or consolidation of the Company with any other corporation, other than a merger or consolidation which results in more than sixty percent (60%) of the outstanding shares of the common stock, and voting securities representing more than sixty percent (60%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the surviving or consolidated corporation being then beneficially owned, directly or indirectly, by the persons who were the Company’s shareholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership, immediately prior to such merger or consolidation, of the Company’s then outstanding Common Stock or then outstanding voting securities, as the case may be; or

(iii) the consummation of any liquidation or dissolution of the Company or a sale or other disposition of all or substantially all of the assets of the Company; or

(iv) individuals who, as of February 18, 2004, constitute the Board of Directors of the Corporation (as of such date, the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided, however, that any person becoming a director subsequent to such date whose election, or nomination for election by the shareholders of the Company, was approved by at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest which was (or, if threatened, would have been) subject to Exchange Act Rule 14a-11; or

(v) whether or not conditioned on shareholder approval, the issuance by the Company of Common Stock of the Company representing a majority of the outstanding Common Stock, or voting securities representing a majority of the combined voting power of the outstanding voting securities of the Company entitled to vote generally in the election of directors, after giving effect to such transaction.

Following the occurrence of an event which is not a Change of Control whereby there is a successor holding company to the Company, or, if there is no such successor, whereby the Company is not the surviving corporation in a merger or consolidation, the surviving corporation or successor holding company (as the case may be), for purposes of this definition, shall thereafter be referred to as the Company.

(h) “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, and any proposed, temporary or final Treasury Regulations promulgated thereunder.

(i) “Common Stock” means the common stock of the Company with a par value of $0.01 per share.

(j) “Company” means Manpower Inc., a Wisconsin corporation.

(k) “Compensation Committee” means the Executive Compensation Committee of the Board of Directors of the Company.

(l) “Disability” means that a Participant:

(i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or be of long-continued and indefinite duration; and

(ii) has provided to the Plan Administrator evidence that the Social Security Administration has determined that he or she is eligible to receive statutory disability benefits.

(m) “Earnings Per Share” means Earnings Per Share as defined in Section 1(a) of Article II.

(n) “Economic Profit” means Economic Profit as defined in Section 1(b) of Article II.

(o) “ERISA” means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time, and any proposed, temporary or final Treasury or U.S. Department of Labor Regulations promulgated thereunder.

(p) “Executive” means:

(i) the President and Chief Executive Officer of the Company;

(ii) the Executive Vice President and Chief Financial Officer of the Company; and

(iii) any other senior executive officer of the Company or any other member of the Manpower Group whom the Compensation Committee designates from time to time as being eligible to become a Participant in the Plan.

(q) “Manpower Group” means the Company and its direct and indirect subsidiaries.

(r) “Participant” means any Executive whom the Compensation Committee designates to participate in the Plan.

(s) “Plan” means the Manpower Inc. Senior Management Performance-Based Deferred Compensation Plan, as amended from time to time.

(t) “Plan Administrator” means the Company, designated as Plan Administrator pursuant to Section 1 of Article VI.

(u) “Plan Year” means:

(i) the period beginning on February 18, 2004 and ending on December 31, 2004; and

(ii) each subsequent calendar year during the term of the Plan.

(v) “Qualified Domestic Relations Order” means a Qualified Domestic Relations Order defined in Section 1 of Article V.

(w) “Retirement Date” means the date on which a Participant retires from the Manpower Group on or after:

(i) attaining age fifty (50) and completing fifteen (15) years of Service; or

(ii) attaining age sixty-two (62).

(x) “Service” means, as each to each Participant, the period beginning on the date his or her employment with the Manpower Group commences and ending on the date his or her employment with the Manpower Group terminates.

Section 4. Eligibility and Participation Guidelines.

(a) Criteria for Participation in the Plan. In selecting Participants, the Compensation Committee shall take into account the degree to which the proposed Participant can have an impact on the short-term and long-term operating performance and growth of the Company and such other criteria as it deems relevant.

(b) Renewal of Participation. The Compensation Committee reserves the right to remove any Participant from the Plan at any time. Plan participation in one Plan Year does not guarantee participation in subsequent Plan Years.

ARTICLE II

Earnings Per Share and Economic Profit Goals

Section 1. Performance Measures.

(a) Earnings Per Share. Earnings Per Share is fully diluted earnings per share of the Company and its subsidiaries on a consolidated basis.

(b) Economic Profit. Economic Profit is net operating profit after taxes of the Company and its subsidiaries on a consolidated basis less a capital charge.

(i) Net Operating Profit After Taxes. Net operating profit after taxes is defined as net operating profit minus taxes.

(A) Net Operating Profit. Net operating profit equals earnings before income taxes:

(I) Plus interest expenses;

(II) Plus loss on sale of accounts receivable;

(III) Less interest income.

(B) Taxes. Taxes equal net operating profit multiplied by the effective tax rate as shown in the Company’s audited financial statements.

(ii) Capital Charge. Capital charge is defined as adjusted capital employed multiplied by a weighted average cost of capital.

(A) Adjusted Capital Employed. Adjusted capital employed equals capital employed plus or minus capital adjustments.

(I) Capital Employed. Capital employed equals total shareholders’ equity:

a. Plus long-term debt;

b. Plus short-term borrowings;

c. Plus current maturities of long-term debt;

d. Plus advances under securitization facilities;

e. Plus accumulated intangible amortization.

(II) Capital Adjustments. Capital adjustments are:

a. Those adjustments required to exclude the effect of foreign exchange rate fluctuations on the above capital employed items, as reflected in the adjusted capital employed report maintained on a monthly basis by the Company;

b. Those adjustments required to exclude the effect of any other items recorded in other comprehensive income; and

c. For any acquisitions closed after February 18, 2004, having a total purchase price of more than $3 million, an adjustment to defer and ratably phase in the impact of the purchase price increasing capital employed over the thirty-six (36)-month period following the date of closing.

Adjusted capital employed will be calculated based on the average of the monthly ending balances of each of the capital employed items, as shown in the financial records of the Company and its subsidiaries.

(B) Weighted Average Cost of Capital. The weighted average cost of capital is the weighted average of the Company’s cost of equity and cost of debt as determined by the Compensation Committee at the time it establishes the performance goals for any Plan Year, as described in Section 2 of this Article II.

Section 2. Performance Goals. No later than ninety (90) days after the beginning of any Plan Year, the Compensation Committee shall set an Earnings Per Share and an Economic Profit goal for the Plan Year. In determining these goals and the corresponding deferred compensation benefit opportunity levels described below, the Compensation Committee shall seek to align the potential to earn deferred compensation benefits with shareholder value creation and long-term shareholder expectations while taking into account the Company’s annual opportunities, economic and industry conditions, and the need to provide competitive deferred compensation benefit opportunities for Participants. The goals may vary from Plan Year to Plan Year. The Earnings Per Share and Economic Profit goals for the Plan’s initial Plan Year, beginning on February 18, 2004 and ending on December 31, 2004, shall be the goals set by the Compensation Committee for the calendar year beginning on January 1, 2004 and ending December 31, 2004.

(a) Threshold Goal. The minimum level of performance for which a deferred compensation benefit will be earned will be established as the threshold goal. Achieving the threshold goal will yield the threshold opportunity level.

(b) Target Goal. The expected level of performance will be established as the target goal. Achieving the target goal will yield the target opportunity level.

(c) Outstanding Goal. An outstanding level of performance will be established as the outstanding goal. Achieving the outstanding goal will yield the outstanding opportunity level.

Section 3. Award Opportunities. At the time the performance goals are established, the Compensation Committee shall set the deferred compensation benefit opportunities corresponding to each of the Earnings Per Share and Economic Profit goals for each Participant for the Plan Year.

(a) Target Opportunity. Target opportunity will equal a percentage, determined by the Compensation Committee, of the Participant’s Base Compensation for the Plan Year.

(b) Threshold Opportunity. Threshold opportunity will equal a percentage (which will be less than the target opportunity), determined by the Compensation Committee, of the Participant’s Base Compensation for the Plan Year.

(c) Outstanding Opportunity. Outstanding opportunity will equal a percentage (which will be greater than the target opportunity), determined by the Compensation Committee, of the Participant’s Base Compensation for the Plan Year.

Section 4. Determination of Awards. The deferred compensation benefits under this Article II for each Plan Year will be determined based on actual performance relative to the pre-established Earnings Per Share and Economic Profit goals. Except as otherwise provided above, Earnings Per Share and Economic Profit for the Plan Year shall be based on the audited consolidated financial statements of the Company and its subsidiaries.

Except as otherwise determined by the Compensation Committee at the beginning of the Plan Year, performance between the target goal and the outstanding goal will result in a deferred compensation benefit that is linearly interpolated between the target and outstanding opportunities. The amount of the deferred compensation benefits under this Article II shall be capped, and therefore performance in excess of the outstanding goal will result in the outstanding opportunity.

Except as otherwise determined by the Compensation Committee at the beginning of the Plan Year, performance between the threshold goal and the target goal will result in a deferred compensation benefit that is linearly interpolated between the threshold and target opportunities. Performance that is below the threshold goal will result in no deferred compensation benefit.

Notwithstanding the foregoing, the Compensation Committee may in its discretion adjust the amount of any deferred compensation benefit otherwise determined under the foregoing criteria to reflect any extraordinary items, repurchases of Common Stock, or such other items as it may deem relevant.

Section 5. Crediting of Awards to Participant’s Account. The deferred compensation benefit earned by a Participant for the Plan Year under this Article II shall be credited to the Participant’s Account as soon as possible after such benefit has been determined, but in no event beyond ninety (90) days after the end of such Plan Year. Deferred compensation benefits credited to a Participant’s Account under this Section 5 of Article II shall be credited with an indexed rate of return, as determined from time to time by the Compensation Committee in its discretion.

ARTICLE III

Vesting

Section 1. Vesting Rules.

(a) Full Vesting During Employment. Each Participant who is employed with the Manpower Group when the relevant event occurs shall have a fully (one hundred percent (100%)) vested and nonforfeitable interest in his or her Account upon the first to occur of the following events:

(i) The Participant attains age fifty (50) and completes fifteen (15) years of Service; or

(ii) The Participant attains age sixty-two (62).

(b) Full Vesting Upon Termination of Employment By Reason of Death or Disability. Each Participant who terminates employment with the Manpower Group by reason of death or Disability prior to the first to occur of the events described in Section 1(a)(i) and Section 1(a)(ii) above shall have a fully (one hundred percent (100%)) vested and nonforfeitable interest in his or her Account on the date his or her employment terminates for either reason.

Each Participant who terminates employment with the Manpower Group for any reason other than death or Disability prior to the first to occur of the events described in Section 1(a)(i) and Section 1(a)(ii) above shall not have any (zero percent (0%)) vested interest in his or her Account on the date his or her employment terminates.

Section 2. Forfeitures. A Participant’s nonvested Account balance shall be immediately forfeited upon termination of his or her employment with the Manpower Group.

Section 3. Transfers of Employment. A Participant’s transfer of employment among the members of the Manpower Group shall not be deemed, for any purpose under the Plan, to be the Participant’s termination of employment with the Manpower Group.

ARTICLE IV

Distributions

Section 1. Events Permitting Distribution. A Participant’s vested Account balance shall become distributable only in the following circumstances:

(a) Upon termination of the Participant’s employment with the Manpower Group on or after his or her Retirement Date;

(b) Upon termination of the Participant’s employment with the Manpower Group by reason of his or her death;

(c) Upon termination of the Participant’s employment with the Manpower Group by reason of his or her Disability; and

(d) Upon the creation or recognition of an Alternate Payee’s right to all or a portion of a Participant’s vested Account balance under a domestic relations order which the Plan Administrator determines is a Qualified Domestic Relations Order (as defined in Section 1 of Article V), but only as to the portion of the Participant’s vested Account balance which the Qualified Domestic Relations Order states is payable to the Alternate Payee.

Section 2. Election of Form of Distribution.

(a) Distribution Elections. Each Participant shall elect, in accordance with rules and procedures established by the Plan Administrator, the form and timing of payment for distribution of the Participant’s vested Account balance. Distribution of the Participant’s vested Account balance shall be made, at the direction of the Plan Administrator and based upon the Participant’s distribution election made in accordance with this Section 2(a) of Article IV, in such manner and within such advance notice period as the Plan Administrator shall specify, in its discretion, in one of the following forms:

(i) A lump sum payment, in cash and/or shares of Common Stock (as determined by the Plan Administrator in its discretion), comprising a complete distribution of the Participant’s vested Account balance; or

(ii) Annual installment payments, in cash and/or shares of Common Stock (as determined by the Plan Administrator in its discretion), over a five (5) to fifteen (15) year period.

If a Participant fails to elect a distribution method under this Section 2(a) of Article IV, distribution shall be made in the lump sum form provided under Section 2(a)(i) of this Article IV. If a Participant elects installment payments provided under Section 2(a)(ii) of this Article IV, retires on or after his or her Retirement Date, and begins to perform services thereafter, in any capacity, for any competitor of the Manpower Group, then, regardless of his or her installment payment election, distribution of the Participant’s remaining vested Account balance shall be made in the lump sum form provided in Section 2(a)(i) of this Article IV.

(b) Change of Distribution Election. A Participant who is an employee of the Manpower Group may change the method of distribution elected pursuant to Section 2(a) of this Article IV by giving notice of such change, in such manner and within such advance notice period as the Plan Administrator shall specify in its discretion, and such change shall become effective as of the second (2nd) January 1st following the Plan Administrator’s receipt of the notice, provided, the Participant remains an employee of the Manpower Group on such effective date.

Section 3. Times for Distribution. Subject to Section 2(a) of this Article IV, and except as provided in Section 1 of Article V (relating to Qualified Domestic Relations Orders):

(a) if a distribution is to be made in the lump sum form provided under Section 2(a)(i) of this Article IV, distribution shall be made as soon as reasonably possible following the date the event permitting the distribution occurs; and

(b) if distributions are to be made in the form of installment payments provided under Section 2(a)(ii) of this Article IV, the first (1st) installment shall be paid on or about the January 1st immediately following the date the event permitting the distribution occurs, and the remaining installments shall be paid on the successive anniversaries of the date of the first (1st) payment.

Section 4. Death Distribution. Upon a Participant’s death and the Plan Administrator’s receipt of satisfactory proof of death, distribution of the Participant’s vested Account balance shall be paid to the Participant’s Beneficiary in the form which the Participant elected pursuant to Section 2(a) of this Article IV. Notwithstanding any Plan provision to the contrary, if a Participant elects installment payments provided under Section 2(a)(ii) of this Article IV, and dies thereafter, his or her Beneficiary may elect, pursuant to Section 2(a) of this Article IV, to have the Participant’s remaining vested Account balance distributed in the lump sum form provided under Section 2(a)(i) of this Article IV.

Section 5. Beneficiary Designations. A Participant may designate one or more primary and contingent Beneficiaries on such form as the Plan Administrator shall specify. If a married Participant designates anyone other than his or her spouse as a primary Beneficiary, the designation shall be ineffective in the absence of spousal consent, as defined in Section 5(a) of this Article IV.

(a) Spousal Consent. “Spousal consent” means the written consent of a married Participant’s spouse, which:

(i) acknowledges the effect of the election, consent, waiver or designation made or other action taken by the Participant; and

(ii) is signed by the spouse and witnessed by a Plan representative or a notary public.

If a Participant establishes to the satisfaction of the Plan Administrator that spousal consent is not obtainable or is not required, because the Participant has no spouse or the spouse cannot be located, the Participant’s election or other action shall be effective without spousal consent. Any spousal consent required under the Plan shall be valid only with respect to the spouse who signed the spousal consent and as to the particular choice made by the Participant in the election or other action requiring spousal consent. Without spousal consent, a Participant may revoke a prior election or other action at any time before its effective date. The number of revocations shall not be limited.

(b) Changes and Failed Designations. A Participant may designate different Beneficiaries (or revoke a prior Beneficiary designation) at any time by delivering a new designation form (or a signed revocation of a prior designation) to the Plan Administrator.

(i) Any designation shall become effective only upon its receipt by the Plan Administrator but shall cease to be effective when a written revocation of that designation is received by the Plan Administrator.

(ii) The last effective designation received by the Plan Administrator shall supersede all prior designations.

(iii) If a Participant dies without having designated a Beneficiary, or if no Beneficiary survives the Participant, the Participant’s vested Account balance shall be payable to his or her surviving spouse or, if the Participant is not survived by his or her spouse, the Participant’s vested Account balance shall be paid to the executor or administrator of the Participant’s estate.

Section 6. Payments to Minors or Incompetents. If any individual to whom a benefit is payable under the Plan is a minor, or if the Plan Administrator determines that any individual to whom a benefit is payable under the Plan is mentally incompetent to receive such payment or to give a valid release therefor, payment shall be made to the guardian, Plan Administrator, or other representative of the estate of the minor or incompetent which has been duly appointed by a court of competent jurisdiction. If no guardian, Plan Administrator or other representative has been appointed, then:

(a) payment may be made to any person as custodian for the minor or incompetent under the Wisconsin Transfers to Minors Act (or comparable law of another state); or

(b) payment may be made to or applied to or for the benefit of the minor or incompetent, his or her spouse, children or other dependents, the institution maintaining him or her, or any of them, in such proportion as the Plan Administrator (in its discretion) from time to time shall determine; and

(c) the release of the person or institution receiving the payment shall be a valid and complete discharge of any liability of the Plan with respect to any benefit so paid.

Section 7. Undistributable Amounts. Each Participant and (in the event of the Participant’s death) his or her Beneficiary shall keep the Plan Administrator apprised of his or her current address. If the Plan Administrator is unable (after making reasonable efforts) to locate the Participant or Beneficiary to whom the vested Account balance is payable under this Article IV:

(a) The Participant’s vested Account balance shall be frozen as of the date the Participant or Beneficiary entitled to payment of the vested Account balance is first determined to be unlocatable and no further appreciation, depreciation, earnings, gains or losses shall be credited or debited thereto.

(b) If the Participant or Beneficiary whose vested Account balance was frozen under Section 7(a) of this Article IV later files a claim for distribution of the vested Account balance, and if the Plan Administrator determines in its discretion that such claim is valid, then the balance previously frozen shall be restored to the Account.

ARTICLE V

Domestic Relations Orders

Section 1. Qualified Domestic Relations Orders. The Plan Administrator shall determine whether a domestic relations order purporting to dispose of any portion of a Participant’s Account is a Qualified Domestic Relations Order (within the meaning of Section 414(p) of the Code).

(a) No Payment Unless a Qualified Domestic Relations Order. No payment shall be made to an Alternate Payee until the Plan Administrator (or a court of competent jurisdiction reversing an initial adverse determination by the Plan Administrator) determines that the order is a Qualified Domestic Relations Order. The Plan Administrator shall establish a subaccount to record the Alternate Payee’s interest in the Participant’s Account as soon as reasonably possible after the Qualified Domestic Relations Order determination is made. Payment shall be to any Alternate Payee, as specified in the Qualified Domestic Relations Order, in accordance with Section 1(b) of this Article V.

(b) Immediate Payment. Payment will be made to an Alternate Payee, in a lump sum, in cash and/or in shares of Common Stock (as determined by the Plan Administrator in its discretion), in accordance with the Qualified Domestic Relations Order, as soon as reasonably possible after the Qualified Domestic Relations Order determination is made, without regard to whether the distribution, if made to a Participant at the time specified in the Qualified Domestic Relations Order, would be permitted under the terms of the Plan.

(c) Hold Procedures. Notwithstanding any contrary Plan provision, at any time the Plan Administrator, in its discretion, may place a hold upon all or a portion of a Participant’s Account, at such time and for such reasonable period as the Plan Administrator in its discretion may determine, if the Plan Administrator receives notice that (i) a domestic relations order is being sought by the Participant, his or her spouse, former spouse, child or other dependent, and (ii) the Participant’s Account is a source of payment under such order. For purposes of this Section 1(c) of Article V, a “hold” means that no distributions may be made from a Participant’s Account. The Plan Administrator shall notify the Participant if a hold is placed upon his or her Account pursuant to this Section 1(c) of Article V.

ARTICLE VI

Plan Administration

Section 1. Plan Administrator. The Company is hereby designated as the Plan Administrator of the Plan. The Company may delegate certain specified duties of Plan administration to an individual or group of individuals who, with respect to such duties, shall have all reasonable powers necessary or appropriate to accomplish them.

Section 2. Power of the Plan Administrator. The Plan Administrator shall have all powers necessary to supervise the administration of the Plan and to control its operation in accordance with its terms, including, but not by way of limitation, the following discretionary powers:

(a) To interpret the provisions of the Plan and to determine any question arising under, or in connection with the administration or operation of, the Plan;

(b) To determine all questions concerning the eligibility of any Executive to become or remain a Participant in the Plan;

(c) To cause an Account to be maintained for each Participant;

(d) To determine the manner and form of any distribution to be made under the Plan;

(e) To determine the status and rights of Participants and their spouses, Beneficiaries or estates;

(f) To appoint and discharge such trustees, recordkeepers, consultants, counsel (who may be counsel to the Company) and other agents and advisers, and to obtain such other services, as it may deem necessary or appropriate in carrying out the provisions of the Plan;

(g) To prescribe the manner and notice period in which any Participant, or his or her spouse or other Beneficiary, may make any election or designation provided under the Plan;

(h) To establish rules for the performance of its powers and duties and for the administration of the Plan;

(i) To establish rules, regulations and procedures under which requests for Plan information from Participants are processed promptly and completely;

(j) To act as agent for the Company in keeping all records and assisting with the preparation, filing and distribution of all necessary reports and disclosures;

(k) To delegate to any one or more of its members or to any other person, severally or jointly, the authority to perform for and on behalf of the Plan Administrator one or more of the functions of the Plan Administrator under the Plan;

(l) To exercise the authority to make decisions and to make changes to the Plan independent of the Board of Directors, including adopting one or more amendments to the Plan, that are not anticipated to have a material financial impact on the Plan or the Company or any other member of the Manpower Group or a material adverse effect on Participants;

(m) To establish, liquidate or consolidate any rabbi trust or secular trust associated with the Plan; and

(n) To make any and all decisions, to take any and all actions, and execute any and all documents as the Plan Administrator, its delegate or the officers of the Company deem necessary or desirable to implement any resolutions made by the Board of Directors and to contribute to the smooth operation of the Plan.

Section 3. Decisions of the Plan Administrator. All decisions of the Plan Administrator, any action taken by the Plan Administrator with respect to the Plan and within the powers granted to it under the Plan, and any interpretation of any provision of the Plan by the Plan Administrator, shall be conclusive and binding on all persons, and shall be given the maximum possible deference allowed by law.

Section 4. Administrative Expenses. The members of the Plan Administrator shall serve without compensation for their services as Plan Administrator members. All expenses incurred in connection with the administration of the Plan or the trust, if any, by the Company or any other member of the Manpower Group, the Plan Administrator or otherwise, including trustee, if any, and legal fees and expenses, shall be equitably apportioned among the Company or any other member of the Manpower Group as determined by the Plan Administrator in its discretion.

Section 5. Eligibility to Participate. No member of the Plan Administrator, who is also a Participant, shall be excluded from membership in the Plan, but he or she (as a member of the Plan Administrator) shall not act or pass upon any matters pertaining specifically to his or her own Account under the Plan.

Section 6. Indemnification. The Company and each other member of the Manpower Group shall, and by adopting the Plan, agree to, indemnify and hold harmless any of their employees, officers or directors who may be deemed to be a fiduciary of the Plan, and the members of the Plan Administrator, from and against any and all losses, claims, damages, expenses and liabilities (including reasonable attorneys’ fees and amounts paid, with the approval of the Board of Directors, in settlement of any claim) arising out of or resulting from the implementation of a duty, act or decision with respect to the Plan, so long as such duty, act or decision does not involve bad faith, gross negligence or willful misconduct on the part of any such individual.

Section 7. Benefit Claim and Appeal Procedure for Non-Disability Benefit Claims. This Section 7 of Article VI applies to any claim for non-Disability benefits under the Plan. Claims for Disability benefits are governed by Section 8 of this Article VI.

If a claim for non-Disability benefits is wholly or partially denied, the Plan Administrator shall furnish the Participant or Beneficiary (hereinafter referred to as a “claimant”) or his authorized representative with written or electronic notice of such denial within a reasonable period of time (not to exceed ninety (90) days after the Plan Administrator receives the claim or one hundred eighty (180) days, if the Plan Administrator determines that special circumstances require an extension of time for processing the claim and furnishes written notice of the extension to the claimant or his authorized representative prior to the end of the initial ninety (90)-day period), setting forth, in a manner calculated to be understood by the claimant, the following information:

(a) the specific reason or reasons for the denial of the claim;

(b) reference to the specific Plan provisions on which the denial is based;

(c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review.

Any electronic notice of the Plan Administrator’s decision denying the claim shall comply with the standards imposed by U.S. Department of Labor Regulations Section 2520.104b-1(c)(1)(i), (iii), and (iv). The Plan Administrator’s written extension notice, described above, shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render its decision on the claim.

The claimant or his authorized representative may appeal the Plan Administrator’s decision denying his claim within sixty (60) days after he or his authorized representative receives the Plan Administrator’s notice denying the claim. The claimant or his authorized representative may submit to the Plan Administrator written comments, documents, records, and other information relating to the claim. The claimant or his authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim. For purposes of this Section 7 of Article VI, a document, record or other information shall be considered “relevant” to a claimant’s claim if such document, record or other information (i) was relied upon by the Plan Administrator in making its decision on the claim, (ii) was submitted, considered, or generated in the course of the Plan Administrator’s making its decision on the claim, without regard to whether the Plan Administrator relied upon such document, record or other information in making its decision, or (iii) complies with administrative processes and safeguards which are designed to ensure and to verify that decisions on claims are made in accordance with governing Plan documents, whose provisions are applied consistently with respect to similarly situated claimants. The Plan Administrator’s review of the claimant’s claim and of the Plan Administrator’s denial of such claim shall take into account all comments, documents, records, and other information submitted by the claimant or his authorized representative relating to the claim, without regard to whether such information was submitted or considered in the initial decision on the claim.

The Plan Administrator’s decision on the appeal of a denied claim shall be made within a reasonable period of time (not to exceed sixty (60) days after receipt of the claimant’s request for review by the Plan, unless the Plan Administrator determines that special circumstances (such as a need to hold a hearing) require an extension of time for processing the claim). If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant or his authorized representative prior to the termination of the initial sixty (60)-day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review. The Plan Administrator shall furnish the claimant or his authorized representative with written or electronic notice of its decision on appeal. Any electronic notice of the Plan Administrator’s decision on appeal shall comply with the standards imposed by U.S. Department of Labor Regulations Section 2520.104b-1(c)(1)(i), (iii), and (iv). In the case of a decision on appeal upholding the Plan Administrator’s initial denial of the claimant’s claim, such notice shall set forth, in a manner calculated to be understood by the claimant, the following information:

(a) the specific reason or reasons for the decision on appeal;

(b) reference to the specific Plan provisions on which the decision on appeal is based;

(c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits; and

(d) a statement describing any voluntary appeal procedures (including voluntary arbitration or any other form of dispute resolution) offered by the Plan and the claimant’s right to obtain information sufficient to enable the claimant to make an informed judgment about whether to submit a benefit dispute to the voluntary level of appeal, and a statement of the claimant’s right to bring an action under Section 502(a) of ERISA.

Section 8. Benefit Claim and Appeal Procedure for Disability Benefit Claims. This Section 8 of Article VI applies to any claim for Disability benefits under the Plan. Claims for non-Disability benefits are governed by Section 7 of this Article VI.

If a claim for Disability benefits under the Plan is wholly or partially denied, the Plan Administrator shall furnish the Participant or Beneficiary (hereinafter referred to as a “claimant”) or his authorized representative with written or electronic notice of such denial, within a reasonable period of time, not to exceed forty-five (45) days after the Plan Administrator receives the claim. This forty-five (45)-day period may be extended for up to thirty (30) days, if the Plan Administrator both determines that such an extension is necessary due to matters beyond its control and notifies the claimant, prior to the expiration of the initial forty-five (45)-day period, of the circumstances requiring the extension of time and the date by which the Plan Administrator expects to render a decision. If, prior to the end of the first thirty (30)-day extension period, the Plan Administrator determines that, due to matters beyond its control, it cannot render a decision within that extension period, the period for making the determination may be extended for up to an additional thirty (30) days, provided that the Plan Administrator notifies the claimant, prior to the expiration of the first thirty (30)-day extension period, of the circumstances requiring the extension and the date by which the Plan Administrator expects to render a decision. In the case of any extension under this Section 8 of Article VI, the notice of extension shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and the claimant will be given at least forty-five (45) days within which to provide the specified information.

Any written or electronic notice of the denial of benefits under this Section 8 of Article VI shall set forth, in a manner calculated to be understood by the claimant, the following information:

(a) the specific reason or reasons for the denial of the claim;

(b) reference to the specific Plan provisions on which the denial is based;

(c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

(d) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review; and

(e) if the Plan Administrator relied upon an internal rule, guideline, protocol, or other similar criterion in making the adverse determination, the notice shall set forth the specific rule, guideline, protocol, or other similar criterion or a statement that such a rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy of such rule, guideline, protocol, or other criterion will be provided free of charge to the claimant upon request. If the adverse benefit determination is based on a medical judgment, the notice also shall set forth an explanation of the scientific or clinical judgment for the determination, applying the Plan’s terms to the claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request.

Any electronic notice of the Plan Administrator’s decision denying the claim shall comply with the standards imposed by U.S. Department of Labor Regulations Section 2520.104b-1(c)(1)(i), (iii), and (iv). The Plan Administrator’s written extension notice, described above, shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render its decision on the claim.

The claimant or his authorized representative may appeal the Plan Administrator’s decision denying his claim within one hundred eighty (180) days after he or his authorized representative receives the Plan Administrator’s notice denying the claim. The claimant or his authorized representative may submit to the Plan Administrator written comments, documents, records, and other information relating to the claim. The claimant or his authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of all documents, records, and other information relevant to the claimant’s claim. For purposes of this Section 8 of Article VI, a document, record or other information shall be considered “relevant” to a claimant’s claim if such document, record or other information (i) was relied upon by the Plan Administrator in making its decision on the claim, (ii) was submitted, considered, or generated in the course of the Plan Administrator’s making its decision on the claim, without regard to whether the Plan Administrator relied upon such document, record or other information in making its decision, or (iii) complies with administrative processes and safeguards which are designed to ensure and to verify that decisions on claims are made in accordance with governing Plan documents, whose provisions are applied consistently with respect to similarly situated claimants. The Plan Administrator’s review of the claimant’s claim and of the Plan Administrator’s denial of such claim shall take into account all comments, documents, records, and other information submitted by the claimant or his authorized representative relating to the claim, without regard to whether such information was submitted or considered in the initial decision on the claim. The review of the Plan Administrator’s initial adverse benefit determination shall not afford deference to such determination and shall be conducted by the Board of Directors (a named fiduciary of the Plan for this purpose who is neither the individual who made the initial adverse benefit determination nor a subordinate of that individual). In deciding an appeal of any initial adverse benefit determination that is based, in whole or in part, on a medical judgment, the Board of Directors shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment. The medical or vocational experts whose advice was obtained on behalf of the Plan Administrator in connection with its adverse benefit determination shall be identified to the claimant or his authorized representative, regardless of whether the Plan Administrator relied upon the advice in making the benefit determination. The health care professional whom the Board of Directors consults in making his review of the Plan Administrator’s initial adverse benefit determination shall be an individual who is neither an individual whom the Plan Administrator consulted in connection with the adverse benefit determination that is the subject of the appeal, nor the subordinate of any such individual.

The decision of the Board of Directors on the appeal of a denied claim shall be made within a reasonable period of time (not to exceed forty-five (45) days after receipt of the claimant’s request for review by the Plan, unless the Board of Directors determines that special circumstances (such as a need to hold a hearing) require an extension of time for processing the claim). If the Board of Directors determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant or his authorized representative prior to the termination of the initial forty-five (45)-day period. In no event shall such extension exceed a period of forty-five (45) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review. The Board of Directors shall furnish the claimant or his authorized representative with written or electronic notice of his decision on appeal. Any electronic notice of such decision on appeal shall comply with the standards imposed by U.S. Department of Labor Regulations Section 2520.104b-1(c)(1)(i), (iii), and (iv). In the case of a decision on appeal upholding the Plan Administrator’s initial denial of the claimant’s claim, such notice shall set forth, in a manner calculated to be understood by the claimant, the following information:

(a) the specific reason or reasons for the decision on appeal;

(b) reference to the specific Plan provisions on which the decision on appeal is based;

(c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits;

(d) a statement describing any voluntary appeal procedures (including voluntary arbitration or any other form of dispute resolution) offered by the Plan and the claimant’s right to obtain information sufficient to enable the claimant to make an informed judgment about whether to submit a benefit dispute to the voluntary level of appeal, and a statement of the claimant’s right to bring an action under Section 502(a) of ERISA;

(e) if the Compensation Committee relied upon an internal rule, guideline, protocol, or other similar criterion in making the adverse determination, the notice shall set forth the specific rule, guideline, protocol, or other similar criterion or a statement that such rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy of such rule, guideline, protocol, or other criterion will be provided free of charge to the claimant upon request;

(f) if the adverse benefit determination is based on a medical judgment, the notice also shall set forth an explanation of the scientific or clinical judgment for the determination, applying the Plan’s terms to the claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request; and

(g) in addition, the notice shall include the following statement: “You and your Plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor office and your State insurance regulatory agency.”

ARTICLE VII

Funding

Section 1. Establishment of a Trust. The Company shall not be required to fund or otherwise segregate assets for the payment of benefits under the Plan. Notwithstanding the foregoing, however, the Company may, in its sole and absolute discretion, establish a trust under which any contributions to the Plan may be held, administered and managed, subject to the claims of the Company’s creditors in the event of the Company’s insolvency, until paid to the Participant and/or his or her Beneficiaries specified in the Plan. Any trust established pursuant to the Plan is intended to be treated at a grantor trust under the Code, and the establishment of the trust shall not cause the Participant to realize current income on amounts contributed thereto or to give the Participant any claim to any assets held thereunder.

Section 2. Participants Remain General Creditors. All amounts credited to a Participant’s Account under the Plan shall continue for all purposes to be a part of the general assets of the Company. Each Participant’s interest in the Plan shall make him or her only a general creditor of the Company.

ARTICLE VIII

Modification or Termination of the Plan

Section 1. Company Obligations Limited. The Plan is voluntary on the part of the Company, and the Company does not guarantee to continue the Plan.

Section 2. Right to Amend, Freeze or Terminate. The Company reserves the right to alter, amend, freeze or terminate the Plan, or any part of the Plan, in such manner as it may determine in its discretion. Any such alteration, amendment, freeze or termination (a “Change”) shall take effect upon the date indicated in the document embodying the Change; provided, however, that no Change shall divest any portion of an Account that is then vested under the Plan. The Company may, as a result of such Change, alter the Participant’s form and duration of payment elected pursuant to Section 2 of Article IV.

Section 3. Effect of Freeze or Termination.

(a) Freeze. If the Plan is frozen, effective as of the freeze date, no Executive shall become a Participant in the Plan and no Awards shall be credited to any Participant’s Account. In addition, Participants’ vested interests in their Account balances shall not be affected by any freeze of the Plan; on and after the freeze date, Participants’ vested interests in their Account balances shall continue to be determined under Section 1 of Article III and Section 1 of Article IX, and the distribution of Participants’ vested Account balances shall continue to be governed by Article IV, Article V, Section 3(b) of this Article VIII, and Section 1 of Article IX.

(b) Termination. If the Plan is terminated (i) each Participant who is not already fully (one hundred percent (100%)) vested in his or her Account on the effective date of such termination shall have a fully (one hundred percent (100%)) vested and nonforfeitable interest in his or her Account on the effective date of such termination, and (ii) each Participant’s Account shall become distributable in a lump sum as soon as reasonably possible following termination of the Plan, regardless of any previous election made by the Participant in accordance with Section 2 of Article IV.

ARTICLE IX

Miscellaneous Provisions

Section 1. Change of Control. Upon a Change of Control, except as the relevant parties may otherwise agree, each Participant shall have a fully (one hundred percent (100%)) vested and nonforfeitable interest in his or her Account, the Plan shall terminate, and each Participant’s vested Account balance shall become distributable in a lump sum as soon as reasonably possible following termination of the Plan, regardless of any previous election made by the Participant in accordance with Section 2 of Article IV.

Section 2. Plan Information. Each Participant shall be advised of the general provisions of the Plan and, upon written request addressed to the Plan Administrator, shall be furnished with any information requested, to the extent required by applicable law, regarding his or her status, rights and privileges under the Plan.

Section 3. Inalienability. Except to the extent otherwise directed by a Qualified Domestic Relations Order (as defined in Section 1 of Article V) or other applicable law, in no event may a Participant, a former Participant or his or her spouse, Beneficiary or estate sell, transfer, anticipate, assign, pledge or otherwise dispose of any right or interest under the Plan; and such rights and interests shall not at any time be subject to the claims of creditors nor be liable to attachment, execution or other legal process.

Section 4. Rights and Duties. No person shall have any rights in or to any fund or other assets of the Plan, or under the Plan, except as, and only to the extent, expressly provided for in the Plan.

Section 5. No Guarantee of Employment. Participation in the Plan shall not give any Participant any right to be retained in the employment of the Manpower Group. This Plan shall not affect the right of the Company to terminate, with or without cause, any Participant’s employment at any time.

Section 6. Applicable Law. The provisions of the Plan shall be construed, administered and enforced in accordance with applicable laws of the State of Wisconsin, without regard to conflict of law principles.

Section 7. Binding Effect. The Plan shall be binding upon the heirs and personal representatives of all current and future Participants or Beneficiaries.

Section 8. Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Plan, and the Plan shall be construed and enforced as if such provision had not been included.

Section 9. Captions. The captions contained in and the table of contents prefixed to the Plan are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Plan nor in any way shall affect the construction of any provision of the Plan.

Section 10. Withholding Taxes. The Company shall have the right to withhold from any compensation payable to a Participant or to cause the Participant (or the executor or administrator of his or her estate or his or her Beneficiary) to make payment of, any federal, state, local or foreign taxes required to be withheld with respect to amounts that are credited to or distributed from the Participant’s Account.

Section 11. Effective Date. The effective date of the Plan is February 18, 2004.

EXECUTION

In Witness Whereof, Manpower Inc., by its duly authorized officer, has executed this Plan on the date indicated below.

MANPOWER INC.

By:	/s/ Robert W. Lincoln, Jr.
Title:	Senior Vice President
Dated:	March 15, 2004